Exhibit 99.1

HyreCar Announces First Quarter 2020 Results

May 14, 2020

Revenue increases 65% to $5.8 Million and 20% sequentially; Rental days increased 20% sequentially to 229,000 for the first quarter

LOS ANGELES--(BUSINESS WIRE)--May 14, 2020-- HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing and delivery, today reported financial results and provided a corporate update for the first quarter ended March 31, 2020.

“HyreCar’s first quarter revenues grew 20% sequentially to $5.8 million and through the first two and a half months of the first quarter we were on pace to exceed $6.0 million in quarterly revenue, exhibiting the leverage and growth capabilities of HyreCar’s platform,” said Joe Furnari, Chief Executive Officer of HyreCar. “We are very happy that our weekly rental days are back to over 17,000 - within 5% of our first quarter average of 17,800 and we continue to see acceleration in the month of May. We believe that the combination of states reopening for ride-share and the increase in demand for delivery services, reflected in our weekly rental numbers, should allow us to continue to see steady revenue growth in the coming quarters.”

First Quarter 2020 Highlights

●	Revenue was $5.8 million, compared to $3.5 million in 2019, an increase of 65%.

●	Adjusted EBITDA of ($3.3) million, or ($0.20) per share, compared to ($1.4) million and ($0.14) in the first quarter of 2019. Rental days increased 16% to 229,371 in Q1 2020 from 197,243 in Q4 2019.

●	Weekly rental days have rebounded from a floor of 14,000 in early April to now over 17,000 (table below), we hope to be back at 20,000 weekly days in the second quarter

●	New drivers to the platform in Q1 2020 were up 63 % year over year.

●	Customer Satisfaction Rates continue to improve as industry leading answer rates greater than 90%, new product updates and claims resolution times reduced due to improved processes.

First Quarter 2020 Financial Discussion

Total revenue in the first quarter of 2020 increased 65%, to a record $5.8 million, compared to $3.5 million, in the first quarter of 2019. Revenue growth in the first quarter was primarily driven by increased booking revenue that rose 16% during the quarter as net rental days increased from approximately 197,000 in the fourth quarter 2019 to approximately 229,000 in the first quarter. Revenues were also impacted by a reduction in new driver incentives, seasonality and timing of commercial car supply onto the platform.

Total operating expenses, consisting of sales and marketing, general and administrative, and research and development expenses, were $6.3 million in the first quarter of 2020, compared to $3.2 million in the same year-ago quarter.

Net loss in the first quarter of 2020 totaled $4.1 million, or ($0.25) per share, compared to a net loss of $1.7 million, or $(0.14) per share, in the prior year’s quarter. Adjusted EBITDA for the first quarter was ($3.3) million, or $(0.20) per share, after excluding other income and non-cash stock-based compensation, depreciation and amortization, and changes to accrued liabilities. A reconciliation of net income to adjusted net income per share is included within this press release.

Cash at March 31, 2020 totaled $7.8 million, an increase of $1.5 million from $6.3 million on March 31, 2019, and following the receipt of the approximately $2 million PPP Loan from our primary banking partner JPMorgan Chase on April 13, 2020, cash on hand as of May 14, 2020 is in excess of $8 million.

Conference Call

Management will host an investor conference call at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, May 14, 2020 to discuss HyreCar’s full year 2020 financial results, provide a corporate update, and conclude with Q&A from participants. To participate in the call, please dial (866) 670-5260 (domestic) or (409) 217-8773 (international). The conference code is 1137278. This call is being webcast and can be accessed by on the Investor Relations section of HyreCar’s website at: https://ir.hyrecar.com/.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Weekly Rental Days Update

Beginning Date Ending Date Weekly Rental Days

12/30/19	01/05/20	16,912
01/06/20	01/12/20	16,995
01/13/20	01/19/20	17,156
01/20/20	01/26/20	17,271
01/27/20	02/02/20	17,447
02/03/20	02/09/20	17,804
02/10/20	02/16/20	17,923
02/17/20	02/23/20	18,352
02/24/20	03/01/20	19,942
03/02/20	03/08/20	20,071
03/09/20	03/15/20	19,580
03/16/20	03/22/20	16,280
03/23/20	03/29/20	14,319
03/30/20	04/05/20	14,141
04/06/20	04/12/20	14,602
04/13/20	04/19/20	15,800
04/20/20	04/26/20	15,961
04/27/20	05/03/20	16,808
05/04/20	05/10/20	17,293

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing and food and package delivery in all 50 states and the District of Columbia via its proprietary technology platform. The Company has established a leading presence in Transportation as a Service (TaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from TaaS. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Non-GAAP Financial Information

To supplement HYRE’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, HYRE presents certain financial measures that are not prepared in accordance with GAAP, specifically Adjusted EBITDA. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HYRE is presenting these non-GAAP financial measures to assist investors in seeing HYRE’s operating results through the eyes of management and because HYRE believes that these measures provide a useful tool for investors to use in assessing HYRE’s operating performance against prior period operating results and against business objectives. HYRE uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Reconciliation of Non-GAAP Financial Measures

We use Adjusted EBITDA in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Thus, our Adjusted EBITDA should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of Adjusted EBITDA to the related GAAP financial measures, revenue and net loss, respectively. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with their respective related GAAP financial measures.

The following table provides a reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2020 and 2019:

	Three Months ended	Three Months ended
	March 31,	March 31,
	2020	2019
Net loss	$(4,058,216)	$(1,697,598)
Adjusted to exclude the following:
Other income, net	(29,629)	(31,291)
Provision for income taxes	800	800
Depreciation and amortization	19,157	12,930
Stock-based compensation expense	415,172	281,181
Prior expenses expected to be settled in stock included in liabilities	363,155	-
Adjusted EBITDA	$(3,289,561)	$(1,433,978)

HYRECAR INC.

Condensed Balance Sheets

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalent	$7,822,967	$10,657,140
Accounts receivable	78,549	84,680
Other current assets	361,788	379,425
Total current assets	8,263,304	11,121,245

Property and equipment, net	8,450	9,138
Intangible assets, net	135,436	153,905
Other assets	95,000	95,000
Total assets	$8,502,190	$11,379,288

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,879,113	$2,232,629
Accrued liabilities	884,998	903,912
Insurance reserve	1,453,257	1,332,892
Deferred revenue	54,244	64,808
Related party advances	9,629	9,629
Total current liabilities	5,281,241	4,543,870

Total liabilities	5,281,241	4,543,870

Commitments and contingencies

Stockholders' equity:
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 0 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	-	-
Common stock, 50,000,000 shares authorized, par value $0.00001, 16,473,335 and 16,393,171 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	164	164
Additional paid-in capital	36,301,582	35,857,835
Subscription receivable - related party	(7,447)	(7,447)
Accumulated deficit	(33,073,350)	(29,015,134)
Total stockholders' deficit	3,220,949	6,835,418
Total liabilities and stockholders' deficit	$8,502,190	$11,379,288

HYRECAR INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019

Revenues	$5,780,413	$3,510,725

Cost of revenues	3,605,301	2,015,048

Gross profit	2,175,112	1,495,677

Operating Expenses:
General and administrative	3,228,172	1,579,779
Sales and marketing	2,290,172	1,164,791
Research and development	743,813	479,996
Total operating expenses	6,262,157	3,224,566

Operating loss	(4,087,045)	(1,728,889)

Other (income) expense
Interest expense	19	810
Other (income) expense	(29,648)	(32,101)
Total other (income) expense	(29,629)	(31,291)

Loss before provision for income taxes	(4,057,416)	(1,697,598)

Provision for income taxes	800	-

Net loss	$(4,058,216)	$(1,697,598)

Weighted average shares outstanding - basic and diluted	16,396,099	11,883,460
Weighted average net loss per share - basic and diluted	$(0.25)	$(0.14)

View source version on businesswire.com: https://www.businesswire.com/news/home/20200514005860/en/

Scott Brogi

Chief Financial Officer

Scott@HyreCar.com

John Evans

Investor Relations

415-309-0230

J.Evans@HyreCar.com

Source: HyreCar Inc.

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